Exhibit 99.1

Bridgeline Announces Financial Results for the Second Quarter of Fiscal 2026

Woburn, Mass. - Bridgeline Digital, Inc. (NASDAQ: BLIN), a leader in AI-powered marketing technology, today announced financial results for its fiscal 2026 second quarter, which ended March 31, 2026.

“Q2 was our best quarter ever for new customer wins across every measure: number of sales, annual recurring revenue, and total contract value,” said Ari Kahn, Bridgeline’s President and Chief Executive Officer. “We also had another excellent quarter expanding sales to existing HawkSearch customers, proving the demand for our AI-powered products. With the release of our latest AI Assistants, including the Analytics Assistant and Shopping Assistant, we are further strengthening HawkSearch’s leadership position in AI Product Discovery.”

Financial Highlights – Second Quarter of Fiscal Year 2026

●	Total revenue, comprised of SaaS Subscription and Services revenue, was $3.9 million for the quarter ended March 31, 2026, an increase from $3.9 million in the prior year period.

●	Subscription revenue of $3.1 million increased from $3.1 million in the prior year period.

●	Core revenue grew to 61% of total revenue and 65% of subscription revenue, both increasing from the prior quarter and the prior year comparable quarter.

Financial Highlights – First 6 Months of Fiscal Year 2026

●	Total revenue was $7.8 million for the 6 months ended March 31, 2026, an increase from $7.7 million in the prior year period.

●	Subscription revenue of $6.3 million increased from $6.1 million in the prior year period.

Sales Highlights

●	In the second quarter of fiscal year 2026, Bridgeline sold 19 new subscription contracts for $2.8M in total contract value, adding $875K in Annual Recurring Revenue.

●	Bridgeline’s Core subscription ARR per new customer was $44,000 in the second quarter of fiscal 2026 compared to $21,000 in the prior year comparable quarter.

●	Core products Net Revenue Retention (“NRR”) was 107% in the second quarter of fiscal 2026.

●

Demand for HawkSearch remained strong across B2B verticals with complex catalogs, contributing to higher-value subscription bookings during the quarter and supporting the Company’s focus on recurring AI-driven revenue.

Product Highlights

The following innovations were made in the HawkSearch suite:

●

Hawk AI Shopping Assistant: Bridgeline announced the release of the Hawk AI Shopping Assistant, with over 100 signups for the first webinar showcase. As an interactive AI-powered assistant, it allows customers to ask questions, get personalized recommendations, add items to their cart, and more, all driven by real-time pricing, entitlements, inventory, and logistics data. Customer demos have generated immediate excitement and we expect this to be a meaningful driver of new logo growth.

●

Hawk Analytics Assistant: Bridgeline released the AI Powered Analytics Assistant, receiving strong customer response with immediate contracts upon announcement. Built on a private data lake drawing from HawkSearch, GA4, and third-party data sources, the Analytics Assistant answers plain language questions with visual reports and actionable recommendations and proactively surfaces insights.

●

Hawk Merchandising Assistant: Enables merchandising teams to optimize product experiences faster using conversational prompts, without adding operational overhead, driving higher engagement and conversion at scale.

Partner Highlights

●

HawkSearch received multiple 2026 honors from the Info-Tech Research Group, including Leader in Enterprise Search, Top Product Strategy, Top UX, and Top Features across eight additional categories, based on verified user feedback.

●

HawkSearch and Znode announced a partnership bringing AI-powered search, merchandising, and personalization to manufacturers and distributors on the Znode B2B Ecommerce Platform, helping buyers find the right products faster, navigate large catalogs more easily, and improve conversion across multi-store and multi-portal experiences.

Customer Highlights

●

A leading global gas provider selected HawkSearch to power search across three eCommerce sites in one of the most technically complex implementations in HawkSearch’s history, spanning multi-lingual search, customer-specific pricing, entitlement-based access, dimension-based search, and multi-site management.

●

A wholesale distributor selected HawkSearch to power search and product discovery across five sites on its OroCommerce platform, with a clear path to eight sites as the relationship expands. HawkSearch was chosen on the strength of its B2B capabilities including keyword management, entitlements, personalization, product recommendations, Unit of Measure, and analytics.

●

A national industrial supplier selected HawkSearch to power search across its large, specification-driven catalog of metal and specialty materials, with Unified Search and Concept Search improving conversion rates and reducing friction for specification-driven searches.

●

An Australia-based global electrical wholesaler selected HawkSearch for its Image Search, Concept Search, and Unit of Measure Normalization capabilities to handle complex product discovery across a large technical catalog. The partnership carries significant expansion potential with a second website expected to implement HawkSearch soon.

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A leading home décor and lifestyle brand selected HawkSearch to power search and product discovery across four of its ecommerce websites, with Visual Search stated as a clear differentiator. The opportunity originated through a direct customer referral, underscoring the strength of HawkSearch’s existing client relationships.

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An Ohio-based wholesaler serving the plumbing, HVAC, and electrical trades selected HawkSearch to improve how customers navigate their product catalog and find the right items across its Magento eCommerce platform. HawkSearch will integrate with the company's existing PIM and ERP systems. As an Affiliated Distributors member, the win provides additional exposure within that buying group network.

●

Barron Designs and AZ Faux, two architectural decor brands serving a combined audience of more than 270,000 monthly visitors, selected HawkSearch to power search and product discovery, driving improvements across conversion rates, average order value, merchandising efficiency, and SEO performance.

●

A leading industrial distributor, the first Unilog customer to take advantage of HawkSearch’s new platform connector, selected HawkSearch after a rigorous evaluation. During their proof-of-concept review, they experienced immediate improvements in search relevancy and overall product discovery.

●	A regional electrical distributor selected HawkSearch to strengthen search relevancy and improve product discovery across a catalog with complex product attributes and descriptions.

●	A precision metalworking manufacturer with more than 80 years of industry heritage selected HawkSearch to power search and product discovery for its WooCommerce eCommerce platform.

Financial Results – Second Quarter of Fiscal Year 2026

●	Total revenue, which is comprised of Subscription and Services revenue, was $3.9 million for the quarter ended March 31, 2026, as compared to $3.9 million for the same period last year.

●

Subscription revenue, which is comprised of SaaS licenses, maintenance and hosting revenue, was $3.1 million for the quarter ended March 31, 2026, as compared to $3.1 million for the same period last year. As a percentage of total revenue, Subscription revenue was 80% of total revenue for the quarter ended March 31, 2026, as compared to 79% for the same period last year.

●

Services revenue was $0.8 million for the quarter ended March 31, 2026, compared to $0.8 million for the same period last year. As a percentage of total revenue, Services revenue accounted for 20% of total revenue for the quarter ended March 31, 2026, as compared to 21% for the same period last year.

●

Cost of revenue was $1.4 million for the quarter ended March 31, 2026, compared to $1.3 million for the same period last year. Gross profit was $2.5 million for the quarter ended March 31, 2026, as compared to $2.6 million for the same period last year.

●

Gross margin was 64% for the quarter ended March 31, 2026, as compared to 68% for the same period last year. Subscription gross margin was 69% for three months ended March 31, 2026, as compared to 72% for the same period last year. Services gross margin was 47% for the three months ended March 31, 2026, as compared to 52% for the same period last year.

●	Operating expenses were $3.0 million for the quarter ended March 31, 2026, as compared to $3.4 million for the same period last year.

●	Operating loss for the quarter ended March 31, 2026, was $0.4 million, as compared to $0.7 million for the same period last year.

●	Net loss for the quarter ended March 31, 2026, was $0.4 million, compared to a net loss of $0.7 million for the same period last year.

Financial Results – First 6 Months of Fiscal Year 2026

●	Total revenue, which is comprised of Licenses and Services revenue, was $7.8 million for the six months ended March 31, 2026, as compared to $7.7 million for the same period last year.

●

Subscription and licenses revenue, which is comprised of SaaS licenses, maintenance and hosting revenue was $6.3 million for the six months ended March 31, 2026, as compared to $6.1 million for the same period last year. As a percentage of total revenue, Subscription and licenses revenue was 80% of total revenue for the six months ended March 31, 2026, compared to 80% for the same period last year.

●

Services revenue was $1.6 million for the six months ended March 31, 2026, as compared to $1.6 million for the same period last year. As a percentage of total revenue, Services revenue accounted for 20% of total revenue for the six months ended March 31, 2026, compared to 20% for the same period last year.

●

Cost of revenue was $2.7 million for the six months ended March 31, 2026, as compared to $2.5 million for the same period last year. Gross profit was $5.1 million for the six months ended March 31, 2026, as compared to $5.2 million for the same period last year.

●

Gross margin was 65% for the six months ended March 31, 2026, as compared to 67% for the same period last year. Subscription and licenses gross margin were 69% for the six months ended March 31, 2026, as compared to 71% for the same period last year. Services gross margin was 51% for the six months ended March 31, 2026, as compared to 52% for the same period last year.

●	Operating expenses were $5.7 million for the six months ended March 31, 2026, as compared to $6.4 million for the same period last year.

●	Operating loss for the six months ended March 31, 2026, was $0.6 million, as compared to an operating loss of $1.3 million for the same period last year.

●	Net loss for the six months ended March 31, 2026, was $0.5 million, compared to a net loss of $1.4 million for the same period last year.

Conference Call

Bridgeline Digital, Inc. will hold a conference call today, May 14, 2026, at 4:30 p.m. Eastern Time to discuss these results. The Company’s President and Chief Executive Officer, Ari Kahn, and Chief Financial Officer, Thomas Windhausen, will host the call, followed by a question-and-answer period. The details of the conference call webcast and replay are as follows:

Bridgeline Digital Second Quarter 2026 Earnings Call
Thursday, May 14, 2026, at 4:30 p.m. ET
Webcast Registration: https://www.webcaster5.com/Webcast/Page/3079/53673

Non-GAAP Financial Measures

This press release contains references to Adjusted EBITDA, a Non-GAAP financial measure.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, impairment of goodwill and intangible assets, non-cash warrant related income/expense, changes in fair value of contingent consideration, restructuring and acquisition-related costs, amortization of debt discounts, preferred stock dividends and any related tax effects. Bridgeline uses Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").

Bridgeline's management does not consider Non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of Non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these Non-GAAP financial measures. To compensate for these limitations, Bridgeline management presents Non-GAAP financial measures in connection with GAAP results. Bridgeline urges investors to review the reconciliation of its Non-GAAP financial measure to the comparable GAAP financial measure, which is included in this press release, and not to rely on any single financial measure to evaluate Bridgeline's financial performance.

Our definition of Non-GAAP Adjusted EBITDA may differ from and therefore may not be comparable with similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. As a result of the limitations that Adjusted EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.

Other Terms

Core Product revenue includes all subscription license and services revenue from HawkSearch, WooRank licenses for HawkSearch customers, and AccessiBe.

Net Revenue Retention (“NRR”) is measured as the current period trailing twelve months Monthly Recurring Revenue (“MRR”), including Cross Sales and Net Renewal (expansion less contraction) MRR, all divided by trailing twelve months MRR for the previous period trailing twelve months.

Safe Harbor for Forward-Looking Statements

Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These statements appear in a number of places and include statements regarding the intent, belief or current expectations of Bridgeline Digital, Inc. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions, including, but not limited to, business operations and the business of our customers, suppliers and partners; our ability to retain and upgrade current customers, increasing our recurring revenue, our ability to attract new customers, our revenue growth rate; our history of net loss and our ability to achieve or maintain profitability, instability in the financial markets, including the banking sector; our liability for any unauthorized access to our data or our users' content, including through privacy and data security breaches; any decline in demand for our platform or products; changes in the interoperability of our platform across devices, operating systems, and third party applications that we do not control; competition in our markets; our ability to respond to rapid technological changes, extend our platform, develop new features or products, or gain market acceptance for such new features or products, particularly in light of potential disruptions to the productivity of our employees resulting from remote work; our ability to manage our growth or plan for future growth, and our acquisition of other businesses and the potential of such acquisitions to require significant management attention, disrupt our business, or dilute stockholder value; the volatility of the market price of our common stock, the ability to maintain our listing on the NASDAQ Capital Market; or our ability to maintain an effective system of internal controls as well as other risks described in our filings with the Securities and Exchange Commission. Any of such risks could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Bridgeline Digital, Inc. assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by applicable law.

About Bridgeline Digital

Bridgeline is a marketing technology company that offers a suite of products that help companies grow online revenue by driving more traffic to their websites, converting more visitors to purchasers, and increasing average order value.

To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Contact:

Bridgeline Digital, Inc.

Thomas Windhausen

Chief Financial Officer

twindhausen@bridgeline.com

BRIDGELINE DIGITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	March 31,	September 30,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,373	$1,626
Accounts receivable, net	1,398	1,542
Prepaid expenses and other current assets	702	310
Total current assets	3,473	3,478
Property and equipment, net	54	46
Operating lease assets	457	134
Intangible assets, net	2,810	3,176
Goodwill, net	8,468	8,468
Other assets	62	24
Total assets	$15,324	$15,326

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$84	$156
Current portion of operating lease liabilities	126	61
Accounts payable	1,236	1,684
Accrued liabilities	936	819
Deferred revenue	2,829	2,262
Total current liabilities	5,211	4,982
Long-term debt, net of current portion	125	170
Operating lease liabilities, net of current portion	330	73
Warrant liabilities	8	102
Other long-term liabilities	415	431
Total liabilities	6,089	5,758

Commitments and contingencies

Stockholders' equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized;
Common stock - $0.001 par value; 50,000,000 shares authorized; 12,599,879 shares issued and outstanding at March 31, 2026 and 12,224,399 shares issued and outstanding at September 30, 2025	13	12
Additional paid-in-capital	104,121	103,924
Accumulated deficit	(94,574)	(94,056)
Accumulated other comprehensive loss	(325)	(312)
Total stockholders' equity	9,235	9,568
Total liabilities and stockholders' equity	$15,324	$15,326

BRIDGELINE DIGITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Revenue:
Subscription	$3,118	$3,052	$6,273	$6,100
Services	799	823	1,557	1,566
Total net revenue	3,917	3,875	7,830	7,666

Cost of revenue:
Subscription	975	867	1,960	1,760
Services	422	392	762	755
Total cost of revenue	1,397	1,259	2,722	2,515
Gross profit	2,520	2,616	5,108	5,151

Operating expenses:
Sales and marketing	1,060	1,076	2,101	2,058
General and administrative	762	783	1,473	1,569
Research and development	873	1,110	1,665	2,183
Depreciation and amortization	192	195	382	390
Restructuring and acquisition related expenses	59	197	84	207
Total operating expenses	2,946	3,361	5,705	6,407

Loss from operations	(426)	(745)	(597)	(1,256)
Interest expense and other, net	(6)	(5)	(6)	(9)
Change in fair value of warrant liabilities	5	25	95	(89)
Loss before income taxes	(427)	(725)	(508)	(1,354)
Provision for (benefit from) income taxes	5	5	10	10
Net loss	$(432)	$(730)	$(518)	$(1,364)
Redemption of Series C Convertible Preferred Stock	-	(331)	-	(331)
Net loss applicable to common shareholders	$(432)	$(1,061)	$(518)	$(1,695)

Net (loss) per share attributable to common shareholders:
Basic	$(0.04)	$(0.10)	$(0.04)	$(0.16)
Diluted	$(0.04)	$(0.10)	$(0.04)	$(0.16)
Number of weighted average shares outstanding:
Basic	12,079,232	10,507,720	12,064,064	10,461,674
Diluted	12,079,232	10,507,720	12,064,064	10,461,674

BRIDGELINE DIGITAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Reconciliation of GAAP net loss to Adjusted EBITDA:
GAAP net loss	$(432)	$(730)	$(518)	$(1,364)
Provision for income taxes	$5	5	10	10
Interest expense and other, net	$6	5	6	9
Change in fair value of warrants	$(5)	(25)	(95)	89
Amortization of intangible assets	$183	182	366	366
Depreciation and other amortization	$10	20	17	37
Restructuring and acquisition related charges	$59	197	84	207
Stock-based compensation	$131	107	209	214
Adjusted EBITDA	$(43)	$(239)	$79	$(432)